AMENDMENT NUMBER THREE
TO THE OCTOBER 24, 2008 SALES AGREEMENT

This amendment number three (“Amendment 3”), effective as of June 1, 2009 (the “Amendment 3 Effective Date”), amends the Sales Agreement dated October 24, 2008 between Zoo Publishing, Inc. (“Zoo”) and Atari, Inc. (“Atari”), in full force and effect as of the date hereof (the “Sales Agreement”).  This Amendment 3, when fully executed, shall constitute the further understanding between the parties with respect to the Sales Agreement, as follows:

1.	Section 1(b) is deleted and replaced with the following:

“Platforms,” shall include Microsoft Xbox 360 (Xbox360), Nintendo Game Boy Advance System (GBA), Nintendo Dual Screen System (DS), Nintendo DSi System (DSi), Nintendo Wii System (Wii), Sony Playstation Portable (PSP),  Sony Playstation 2 (PS2), Sony Playstation 3 (PS3) and the Personal Computer, and any and all derivatives and successors thereof.”

2.
Notwithstanding anything to the contrary which may be contained in the Sales Agreement, including without limitation Sections 2(a) and 6, the following shall apply from August 1, 2009 until the end of the Term.  :

All rights granted to Atari in the Sales Agreement shall be limited to the following wholesalers and retailers in the Territory: Wal-Mart, Sam’s Club, Jack of All Games, GameStop and Target (the “Atari Accounts”).  The right to sell the Video Games to the Atari Accounts shall be exclusive to Atari.  Atari shall not sell the Video Games to any other retailers, wholesalers or customers and Zoo shall have the right to sell to all wholesalers, retailers and other customers except for the Atari Accounts.  In the event Atari does not pay Zoo for any purchase order(s) for the Atari Accounts in accordance with the Agreement and does not render such payment within 10 days of receipt of Zoo’s subsequent written request for such payment relating to any purchase order(s) for the Atari Accounts, and such purchase order(s) do not represent a material change from the sales forecast as set forth in Paragraph 5 of this Amendment 3, the Atari Account(s) subject to such request will be automatically deleted from the definition of Atari Accounts and Zoo shall be free to sell to such account(s) with no payment obligations to or by Atari.  For clarity, Atari shall no longer have any right to sell to such account(s).   In addition, on or after November 1, 2009, the parties shall reassess the business relationship, including the feasibility of adding wholesalers and retailers to the Atari Accounts.

3.
Notwithstanding anything to the contrary which may be contained in the Sales Agreement, including without limitation, Sections 2(d)-(f), 4(b) and 6(b), the following shall apply from August 1, 2009 until the end of the Term:

Atari shall receive purchase orders directly from the Atari Accounts.  Atari shall have no obligation with respect to any purchase order that is not made to Atari.  Without limiting the generality of the foregoing, Atari may withhold payments related to any purchase order not made out to Atari unless and until Zoo causes the Atari Account to make such purchase order to Atari.   Atari shall supply Zoo with copies of all orders made by the Atari Accounts when such orders are placed.

Atari shall hold all rights in connection with credit and collections issues relating to purchase orders made by Atari Accounts.  Atari hereby assumes all collection risk relating to purchase orders made out to Atari from the Atari Accounts.  Zoo shall reasonably assist Atari with collections on any and all purchase orders, if needed.  Atari may continue to hold a reserve (and shall have no obligation to liquidate such reserve) unless and until Atari receives full payment in connection with all purchase orders.

AMENDMENT NUMBER THREE TO OCTOBER 24TH, 2008 SALES AGREEMENT- June 15, 2009

4.
Notwithstanding anything to the contrary which may be contained in the Sales Agreement, including without limitation, Section 2(f), the following shall apply from August 1, 2009 until the end of the Term:

For Video Games sold in Wal-Mart in end caps and having a retail price of $[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2] per unit or less, Zoo shall pay the cost of goods for such Video Games and the ATARI Price for such Video Games shall be [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24b-2]% of the price on the customer purchase order for such Video Games.

For Video Games sold to any of the Atari Accounts with allowances, price protection and other charges, fees and expenses (collectively, “Retail Charges”), Atari may deduct such Retail Charges from the reserve held by Atari.  If such reserve is insufficient to cover any Retail Charges granted by Zoo to any of the Atari Accounts, then Atari may deduct such Retail Charges from any amounts payable to Zoo.

If Atari incurs any charges, fees or expenses in connection with the performance of any services requested by Zoo, including without limitation, sales support and shipping costs not otherwise covered by this Agreement, then Zoo shall promptly reimburse Atari for such charges, fees or expenses.  All such charges, fees or expenses incurred pursuant to this paragraph shall be subject to the prior mutual agreement of Atari and Zoo.  For the purpose of clarity, Atari shall have no obligation to render any such services.

5.
Notwithstanding anything to the contrary which may be contained in the Sales Agreement, including without limitation, Sections 2(e)-(g), the following shall apply from August 1, 2009 until the end of the Term:

Zoo shall provide Atari with sales forecasts on a rolling 13-week basis.  If the sales forecast for any week include any material change(s), then Atari shall have no payment or other obligation to Zoo with respect to such change(s), unless Atari agrees to accommodate such change(s).  As used in this paragraph, material changes means a deviation in units of ten percent (10%) or greater from the forecast for the relevant week as reflected in the original sales forecast dated April  3, 2009.  Less than 10% shall not be deemed a “material change”.  In the event Atari chooses to not accommodate the relative material change, Zoo shall not be obligated to order the units above the amounts of units that Atari has agreed to fund.

6.	Section 3 is modified as follows:

The Term is hereby extended through March 31, 2010.

7.	Section 6(b) is modified as follows:

The period during which Atari shall have the right to hold a reasonable reserve for projected returns is extended through July 31, 2010, except as otherwise set forth herein.

Except as expressly or by necessary implication modified or amended by this Amendment 3, the terms of the Sales Agreement are hereby ratified and confirmed without limitation or exception.  Capitalized terms used in this Amendment 3 and not otherwise defined shall have the same meaning ascribed to them as set forth in the Sales Agreement.

The parties hereto have executed this Amendment 3, which shall be effective as of the Amendment 3 Effective Date.

Zoo Publishing, Inc.		Atari, Inc.

By:	/s/ David J. Fremed	By: /s/ James Wilson

Name:	David J. Fremed	Name: James Wilson

Title:	Chief Financial Officer	Title: President/CEO

*We have requested confidential treatment of certain provisions contained in this exhibit.  The copy filed as an exhibit omits the information subject to the confidentiality request.*

AMENDMENT NUMBER THREE TO OCTOBER 24TH, 2008 SALES AGREEMENT- June 15, 2009